Exhibit 10(ff)
AGREEMENT
     This Agreement (this “Agreement”) is made and entered into as of this 30 day of November, 2005, by and between A. SCHULMAN, INC., a Delaware corporation (the “Company”) and Walter Belderbos (“Belderbos”).
     WHEREAS, Belderbos is employed by A. Schulman International Services N.V., [a wholly-owned subsidiary of the Company] (the “A. Schulman Sub”); and
     WHEREAS, the Board of Directors of the Company believes it is in the best interests of the Company, the A. Schulman Sub and Belderbos to provide Belderbos with certain payments and benefits in the event that a Change in Control (as defined below) occurs and Belderbos’ employment with the A. Schulman Sub is terminated for specific reasons as provided below.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereto agree as follows:
     1. DEFINED TERMS
     The definitions of capitalized terms used in this Agreement (unless stated where first used) are provided in the last Section hereof.
     2. OPERATION OF AGREEMENT
     This Agreement will be effective and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, except as provided in the second sentence of Section 3.1, this Agreement will not be operative unless and until a Change in Control occurs. Upon the occurrence of a Change in Control at any time during the Term, without further action, this Agreement will become immediately operative.
     3. CHANGE IN CONTROL PAYMENT; EXCISE TAX
     3.1 Change in Control Payment
     Subject to Section 3.2 hereof, the Company will pay to Belderbos the payments described in this Section 3.1 (the “CIC Payment”) upon the termination of Belderbos’ employment with the A. Schulman Sub following a Change in Control and prior to the end of the Change-in-Control Protective Period, in addition to any payments and benefits to which Belderbos is otherwise entitled, unless such termination is (i) by the A. Schulman Sub for Cause, (ii) by reason of death or disability, or (iii) by Belderbos without Good Reason. For purposes of this Agreement, Belderbos’ employment shall be deemed to have been terminated by the A. Schulman Sub without Cause following a Change in Control or by Belderbos with Good Reason following a Change in Control, as the case may be, if (i) Belderbos’ employment is terminated without Cause prior to a Change in Control and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a

Change in Control, (ii) Belderbos terminates his employment with Good Reason prior to a Change in Control and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person, or (iii) Belderbos’ employment is terminated by the A. Schulman Sub without Cause prior to a Change in Control (but following a Potential Change in Control) and such termination is otherwise in connection with or in anticipation of a Change in Control which actually occurs. For purposes of any determination regarding the applicability of the immediately preceding sentence, any position taken by Belderbos shall be presumed to be correct unless the A. Schulman Sub establishes to the Committee by clear and convincing evidence that such position is not correct.
          (A) The Company shall pay to Belderbos a lump sum payment, in cash, equal to three (3) times the sum of (i) the higher of Belderbos’ annual base salary in effect immediately prior to the occurrence of the event or circumstance upon which the termination of employment is based or Belderbos’ annual base salary in effect immediately prior to the Change in Control, and (ii) the higher of the annual bonus earned by Belderbos in respect of the A. Schulman Sub’s fiscal year immediately preceding that in which the date of termination occurs or the average annual bonus so earned in respect of the three fiscal years immediately preceding that in which the Change in Control occurs.
          (B) Notwithstanding any provision of any annual incentive plan to the contrary, the Company shall pay to Belderbos a lump sum amount, in cash, equal to the sum of (i) any annual incentive compensation which has been allocated or awarded to Belderbos for a completed fiscal year preceding the date of termination and which, as of the date of termination, is contingent only upon Belderbos’ continued employment to a subsequent date, and (ii) a pro rata portion to the date of termination of a deemed annual bonus for the A. Schulman Sub’s fiscal year in which the date of termination occurs, calculated by multiplying (i) the higher of the annual bonus earned by Belderbos with respect to the immediately preceding fiscal year or the average annual bonus earned by Belderbos with respect to the immediately preceding three fiscal years of the A. Schulman Sub by (ii) the fraction obtained by dividing the number of days in the fiscal year of the A. Schulman Sub in which termination occurs up to and including the date of termination by 365.
          (C) For the thirty-six (36) month period immediately following the date of termination, the Company shall arrange to provide Belderbos with life, disability, accident and health insurance benefits substantially similar to those which Belderbos is receiving immediately prior to the notice of termination (without giving effect to any amendment to such benefits made subsequent to a Change in Control, which amendment adversely affects in any manner Belderbos’ entitlement to or the amount of such benefits); provided, however, that, unless Belderbos consents to a different method (after taking into account the effect of such method on the calculation of “parachute payments” pursuant to Section 3.2 hereof), such health insurance benefits shall be provided through a third-party insurer. Benefits otherwise receivable by Belderbos pursuant to this Section 3.1(C) shall be reduced to the extent comparable benefits are actually received by or made available to Belderbos without cost during the thirty-six (36) month period following Belderbos’ termination of employment (and any such benefits actually received by or made available to Belderbos shall be reported to the Company by Belderbos). If the CIC Payment shall be decreased pursuant to Section 3.2 hereof, and the Section 3.1(C) benefits which remain payable after the application of Section 3.2 hereof are thereafter reduced pursuant to the immediately preceding sentence because of the receipt or availability of comparable benefits, the Company shall, at the time of such reduction, pay to Belderbos the least of (a) the amount of the decrease made in the CIC Payment pursuant to Section 3.2 hereof, (b) the amount of the subsequent reduction in these Section 3.1(C) benefits, or (c) the maximum amount which can be paid to Belderbos without being, or causing any other payment to be, nondeductible by reason of section 280G of the Code.
     3.2 Excise Tax
          (A) Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by Belderbos in connection with a Change in Control or the termination of Belderbos’ employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits, including the CIC Payment, being hereinafter called “Total Payments”) would (in whole or in part) subject Belderbos to an excise tax as a result of sections 280G and 4999 of the Code, then, to the extent necessary to make no portion of the Total Payments subject to the excise tax (and after taking into account any reduction in the Total Payments provided by reason of section 280G of the Code in such other plan, arrangement or agreement), the cash CIC Payment shall first be reduced (if necessary, to zero), and the noncash CIC Payment shall thereafter be reduced (if necessary, to zero); provided, however, that Belderbos may elect (at any time prior to the delivery of a notice of termination) to have the non cash CIC Payment reduced (or eliminated) prior to any reduction of the cash CIC Payment.
          (B) For purposes of this limitation, (i) no portion of the Total Payments the receipt or enjoyment of which Belderbos shall have effectively waived in writing prior to the delivery of a notice of termination shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel (the “Tax Counsel”) reasonably acceptable to Belderbos and selected by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”) does not constitute a “parachute payment” within the meaning of section 280G(b) (2) of the Code, including by reason of section 280G(b) (4) (A) of the Code, (iii) the CIC Payment shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of section 280G(b) (4) (B) of the Code or are otherwise not subject to disallowance as deductions by reason of section 280G of the Code, in the opinion of the Tax Counsel, and (iv) the value of any noncash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of sections 280G(d) (3) and (4) of the Code.
          (C) If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of Belderbos and the Company in applying the terms of this Section 3.2, the aggregate “parachute payments” paid to or for Belderbos’ benefit are in an amount that would result in any portion of such “parachute payments” being subject to an excise tax by reason of sections 280G and 4999 of the Code, then Belderbos shall have an obligation to pay the Company upon demand an amount equal to the sum of (i) the excess of the aggregate “parachute payments” paid to or for Belderbos’ benefit over the aggregate “parachute payments” that could have been paid to or for Belderbos’ benefit without any portion of such “parachute payments” being subject to an excise tax by reason of sections 280G and 4999 of the Code; and (ii) interest on the amount set forth in clause (i) of this sentence at one hundred twenty percent (120%) of the rate provided in section 1274(b) (2) (B) of the Code from the date of Belderbos’ receipt of such excess until the date of such payment.
     The amounts payable and benefits granted under this Agreement during and after the term of this Agreement, in whatever form or for whatever purpose, are subject to and will be made after deduction of the appropriate income tax withholdings and to Belderbos’ share of social security obligations in accordance with applicable laws and regulations. To the extent that there would be no statutory obligation for the A. Schulman Sub to withhold such tax and employee social security contributions, the amounts payable and benefits granted under this Agreement, in whatever form or for whatever purpose, shall be deemed received gross and Belderbos will itself have to declare the amounts in its tax return and make the necessary social security contributions thereon.
     3.3 The payments provided in Sections 3.1(A) and (B) hereof shall be made not later than the fifth day following the date of termination; provided, however, that if the amounts of such payments, and the limitation on such payments set forth in Section 3.2 hereof, cannot be finally determined on or before such day, the Company shall pay to Belderbos on such day an estimate, as determined in good faith by the Company, in accordance with Section 3.2 hereof, of the minimum amount of such payments to which Belderbos is clearly entitled and shall pay the remainder of such payments (together with interest at one hundred twenty percent (120%) of the rate provided in section 1274(b) (2) (B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the date of termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Belderbos, payable on the fifth (5th) business day after demand by the Company (together with interest at one hundred twenty percent (120%) of the rate provided in section 1274(b) (2) (B) of the Code). At the time that payments are made under this Section, the Company shall provide Belderbos with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from outside counsel, auditors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). In the event the Company should fail to pay when due the amounts described in Sections 3.1(A), (B) and (C) hereof or in Section 3.2 hereof, Belderbos shall also be entitled to receive from the Company an amount representing interest on any such unpaid amounts from the due date, as determined under this Section 3.3, to the date of payment at one hundred twenty percent (120%) of the rate provided in section 1274(b) (2) (B) of the Code.
     3.4 The Company also shall pay to Belderbos all legal fees and expenses incurred by Belderbos (i) in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement, or (ii) in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of Belderbos’ written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

     4. NO MITIGATION
     The Company agrees that, if Belderbos’ employment with the A. Schulman Sub terminates following a Change in Control and prior to the end of the Change-in-Control Protective Period, Belderbos is not required to seek other employment or to attempt in any way to reduce any amounts payable to Belderbos by the Company pursuant to Section 3 hereof. Further, the amount of any payment or benefit provided for in this Agreement (other than Section 3.1(C) hereof) shall not be reduced by any compensation earned by Belderbos as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Belderbos to the A. Schulman Sub, or otherwise.
     5. SUCCESSORS; BINDING AGREEMENT
     In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Belderbos to compensation from the Company in the same amount and on the same terms as Belderbos would be entitled to hereunder if Belderbos were to terminate Belderbos’ employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. Except as provided in this Section 5, this Agreement shall not be assignable by either party without the written consent of the other party hereto. This Agreement shall inure to the benefit of and be enforceable by Belderbos’ personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Belderbos shall die while any amount would still be payable to Belderbos hereunder (other than amounts which, by their terms, terminate upon Belderbos’ death) if Belderbos had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Belderbos’ estate.
     6. MISCELLANEOUS
     No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Belderbos and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which Belderbos has agreed. The obligations of the A. Schulman Sub and Belderbos under this Agreement which by their nature may require (partial or total)

performance after the expiration of the Term or the Change-in-Control Protective Period shall survive such expiration.
     7. VALIDITY
     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     8. COUNTERPARTS
     This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     9. SETTLEMENT OF DISPUTES AFTER CHANGE IN CONTROL; ARBITRATION
     After a Change in Control and prior to the end of the Change-in-Control Protective Period, all claims by Belderbos for benefits under this Agreement shall be directed to and determined by the Committee and shall be in writing. Any denial by the Committee of a claim for benefits under this Agreement shall be delivered to Belderbos in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Committee shall afford a reasonable opportunity to Belderbos for a review of the decision denying a claim and shall further allow Belderbos to appeal to the Committee a decision of the Committee within sixty (60) days after notification by the Committee that Belderbos’ claim has been denied. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding any provision of this Agreement to the contrary, Belderbos shall be entitled to seek specific performance of Belderbos’ right to be paid until the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.
     10. OTHER RIGHTS AND OBLIGATIONS
     The benefits and payments to which Belderbos may be entitled under this Agreement are not intended to be in substitution for, or to alter, any other rights or obligations under any applicable law.
     11. DEFINITIONS
     For purposes of this Agreement, the following terms shall have the meanings indicated below:
          (A) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.
          (B) “Cause” for termination by the A. Schulman Sub of Belderbos’ employment shall mean the following:

     (I) Belderbos’ breach of any covenants contained in any employment agreement between Belderbos and the A. Schulman Sub or Belderbos’ gross neglect of his duties thereunder, Belderbos’ knowingly committing misfeasance or knowingly permitting nonfeasance of his duties in any material respect, or Belderbos’ committing a felony; and
     (II) (i) the willful and continued failure by Belderbos to substantially perform his duties with the A. Schulman Sub (other than any such failure resulting from Belderbos’ incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a notice of termination for Good Reason by Belderbos) after a written demand for substantial performance is delivered to Belderbos by the Board of Directors of the Company or by the A. Schulman Sub, which demand specifically identifies the manner in which the Board of Directors of the Company or the A. Schulman Sub, as the case may be, believes that Belderbos has not substantially performed his duties, or (ii) the willful engaging by Belderbos in conduct which is demonstrably and materially injurious to the Company, the A. Schulman Sub or any of their subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on Belderbos’ part shall be deemed “willful” unless done, or omitted to be done, by Belderbos not in good faith and without reasonable belief that Belderbos’ act, or failure to act, was in the best interest of the A. Schulman Sub and the Company and (y) in the event of a dispute concerning the application of this provision, no claim by the A. Schulman Sub that Cause exists shall be given effect unless the A. Schulman Sub establishes to the Committee by clear and convincing evidence that Cause exists.
          (C) A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred during the Term:
     (I) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 25% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; or
     (II) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board of Directors of the Company and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors of the Company or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved; or
     (III) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation or approve the issuance of voting securities of the Company in connection with a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) pursuant to applicable stock exchange requirements, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 75% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its subsidiaries other than in connection with the acquisition by the Company or its subsidiaries of a business) representing 25% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; or
     (IV) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 75% of the combined voting power of the voting securities of which are owned by stockholders in substantially the same proportions as their ownership of the Company immediately prior to such sale.
     Notwithstanding the foregoing, no “Change in Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
     Further, notwithstanding the foregoing, any event or transaction which would otherwise constitute a Change in Control (a “Transaction”) shall not constitute a Change in Control for purposes of this Agreement if, in connection with the Transaction, the Company participates as an equity investor in the acquiring entity or any of its affiliates (the “Acquiror”). For purposes of the preceding sentence, the Company shall not be deemed to have participated as an equity investor in the Acquiror by virtue of (i) obtaining beneficial ownership of any equity interest in the Acquiror as a result of the grant to Belderbos of an incentive compensation award under one or more incentive plans of the Acquiror (including, but not limited to, the conversion in connection with the Transaction of incentive compensation awards of the Company into incentive compensation awards of the Acquiror), on terms and conditions substantially equivalent to those applicable to other executives of the Company immediately prior to the Transaction, after taking into account normal differences attributable to job responsibilities, title and similar matters, (ii) obtaining beneficial ownership of any equity interest in the Acquiror on terms and conditions substantially equivalent to those obtained in the Transaction by all other stockholders of the Company, or (iii) passive ownership of less than three percent (3%) of the stock of the Acquiror.
          (D) “Change-in-Control Protective Period” shall mean the period from the occurrence of a Change in Control until the later of the second anniversary of such Change in Control or, if such Change in Control shall be caused by the stockholder approval of a merger or consolidation described in Section 11(C) (III) hereof, the second anniversary of the consummation of such merger or consolidation.
          (E) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
          (F) “Committee” shall mean (i) the individuals (not fewer than three in number) who, immediately prior to a Potential Change in Control, constitute the Compensation Committee of the Board of Directors of the Company, plus (ii) in the event that fewer than three individuals are available from the group specified in clause (i) above for any reason, such individuals as may be appointed by the individual or individuals so available (including for this purpose any individual or individuals previously so appointed under this clause (ii)); provided, however, that the maximum number of individuals constituting the Committee shall not exceed five.
          (G) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
          (H) “Good Reason” for termination by Belderbos of Belderbos’ employment shall mean the occurrence (without Belderbos’ express prior written consent) after any Change in Control, or after any Potential Change in Control under the circumstances described in the second sentence of Section 3.1 hereof (treating all references in paragraphs (I) through (VII) below to a “Change in Control” as references to a “Potential Change in Control”), of any one of the following acts by the A. Schulman Sub, or failures by the A. Schulman Sub to act, unless, in the case of any act or failure to act described in paragraph (I), (V) or (VI) below, such act or failure to act is corrected prior to the date of termination specified in the notice of termination given in respect thereof:
     (I) the assignment to Belderbos of any duties inconsistent with Belderbos’ current status with the A. Schulman Sub or a substantial adverse alteration in the nature or status of Belderbos’ responsibilities from those in effect immediately prior to the Change in Control (other than any such alteration primarily attributable to the fact that the Company may no longer be a public company);

     (II) a reduction by the A. Schulman Sub in Belderbos’ annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all executives of the A. Schulman Sub and all executives of any Person in control of the A. Schulman Sub;
     (III) the relocation of the A. Schulman Sub’s principal executive offices to a location more than fifty (50) miles from the location of such offices immediately prior to the Change in Control or the A. Schulman Sub’s requiring Belderbos to be based anywhere other than the A. Schulman Sub’s principal executive offices except for required travel on the A. Schulman Sub’s business to an extent substantially consistent with Belderbos’ present business travel obligations;
     (IV) the failure by the A. Schulman Sub, without Belderbos’ consent, to pay to Belderbos any portion of Belderbos’ current compensation, or to pay to Belderbos any portion of an installment of deferred compensation under any deferred compensation program of the A. Schulman Sub, within seven (7) days of the date such compensation is due;
     (V) the failure by the A. Schulman Sub to continue in effect any compensation plan in which Belderbos participates immediately prior to the Change in Control which is material to Belderbos’ total compensation, including but not limited to the Company’s 1991 Stock Incentive Plan and Nonqualified Profit Sharing Plan or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the A. Schulman Sub to continue Belderbos’ participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Belderbos’ participation relative to other participants, as existed at the time of the Change in Control; or
     (VI) the failure by the A. Schulman Sub to continue to provide Belderbos with benefits substantially similar to those enjoyed by Belderbos under any of the A. Schulman Sub’s pension, life insurance, medical, health and accident, or disability plans in which Belderbos was participating at the time of the Change in Control, the taking of any action by the A. Schulman Sub which would directly or indirectly materially reduce any of such benefits or deprive Belderbos of any material fringe benefit enjoyed by Belderbos at the time of the Change in Control, or the failure by the A. Schulman Sub to provide Belderbos with the number of paid vacation days to which Belderbos is entitled on the basis of years of service with the A. Schulman Sub in accordance with the A. Schulman Sub’s normal vacation policy in effect at the time of the Change in Control.
     Belderbos’ right to terminate Belderbos’ employment for Good Reason shall not be affected by Belderbos’ incapacity due to physical or mental illness. Belderbos’ continued

employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
     For purposes of any determination regarding the existence of Good Reason, any claim by Belderbos that Good Reason exists shall be presumed to be correct unless the A. Schulman Sub establishes to the Committee by clear and convincing evidence that Good Reason does not exist.
          (I) “Person” shall have the meaning given in Section 3(a) (9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
          (J) “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred during the Term:
     (1) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;
     (2) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;
     (3) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; or
     (4) the Board of Directors of the Company adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.
          (K) “Term” shall mean the period commencing as of the date hereof and ending December 31, 2008; provided, however, that (i) commencing on January 1, 2006 and each January 1 thereafter, the term of this Agreement will automatically be extended for an additional year unless, not later than September 30 of the immediately preceding year, the Company or Belderbos shall have given notice that it or Belderbos, as the case may be, does not wish to have the Term extended; (ii) if a Change in Control occurs during the Term, the Term will expire on the last day of the Change-in-Control Protective Period; and (iii) subject to the second sentence of Section 3.1, if, prior to a Change in Control, Belderbos ceases for any reason to be employed in his current position with the A. Schulman Sub, thereupon without further action the Term shall be deemed to have expired and this Agreement will immediately terminate and be of no further effect. For purposes of this Section 11(K), Belderbos shall not be deemed to have ceased to be employed with the A. Schulman Sub by reason of the transfer of Belderbos’ employment between the A. Schulman Sub and any other subsidiary of the Company, or among any subsidiaries of the Company.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed (the corporate signatory by the respective officer duly authorized) as of the day and year first above written.

/s/ Walter Belderbos
Walter Belderbos

A. SCHULMAN, INC.
By:	/s/ Terry L. Haines
Name:
Title:

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